UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 29, 2008

VOLT INFORMATION SCIENCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

New York	1-9232	13-5658129
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

560 Lexington Avenue, New York, New York		10022
(Address of Principal Executive Offices)		(Zip Code)

(212) 704-2400
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 29, 2008, Volt Information Sciences, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) by and among YPG Directories, LLC and YPG Systems, LLC, as Buyers, and YPG Holdings Inc., as Guarantor, on the one hand (collectively, “Yellow Page Group”), and the Company, DataNational, Inc. and DataNational of Georgia, Inc., wholly owned subsidiaries of the Company, on the other hand as Sellers.

Under the Asset Purchase Agreement, the Company has agreed to sell the net assets of its directory systems & services and North American publishing operations to Yellow Page Group for a net purchase price of approximately $178 million payable in cash at closing.

The assets being sold include the operations of Volt Directory Systems and Services, which provides telephone directory database management, sales and marketing services, licensing of directory production and contract management software systems, and DataNational, a publisher of independent community directories in selected Mid-Atlantic and Southeast markets under the Community Phonebook brand, but exclude the Uruguayan operations, which combined are reported as the Company’s Telephone Directory segment.

Consummation of the transaction is subject to closing conditions including, among other things, expiration or termination of any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other customary closing conditions.

The transaction is expected to close in the Company’s fourth fiscal quarter of 2008.

This summary does not purport to be complete, and is qualified in its entirety by reference to the Asset Purchase Agreement that will be filed as an exhibit to the Company’s Form 10-K for the fiscal year ending November 2, 2008.

Item 8.01. Other Events.

On July 30, 2008, the Company issued a press release announcing the execution of the Asset Purchase Agreement. The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release issued by Volt Information Sciences, Inc., dated July 30, 2008.

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOLT INFORMATION SCIENCES, INC.

Date: August 4, 2008	By:	/s/ Howard B. Weinreich
Howard B. Weinreich
Senior Vice President & General Counsel

EXHIBIT INDEX

99.1	Press release issued by Volt Information Sciences, Inc., dated July 30, 2008.